                                                                  EXHIBIT 10.21



                            ASSET PURCHASE AGREEMENT


                           DATED AS OF JUNE 30, 1998


                                     AMONG

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                                 COGENT, INC.,


                            COGENT TECHNOLOGIES, LLC

                                      AND

                             THE HOLDERS OF ALL THE

                        OUTSTANDING MEMBERSHIP INTEREST

                                       OF

                            COGENT TECHNOLOGIES, LLC

                               TABLE OF CONTENTS

                                                                                                             Page  No.
                                                                                                             ---------

ARTICLE 1 PURCHASE AND SALE.......................................................................................1
         1.1      Purchase and Sale of Assets.....................................................................1
         1.2      Excluded Assets.................................................................................3
         1.3      Obligations Assumed.............................................................................3
         1.4      Closing.........................................................................................3
         1.5      Purchase Price..................................................................................3
         1.6      Payment of Purchase Price.......................................................................3
         1.7      Allocation of Purchase Price....................................................................4

ARTICLE 2 CLOSING DELIVERIES......................................................................................4
         2.1      Deliveries by Seller............................................................................4
         2.2      Deliveries by Buyer.............................................................................4
         2.3      Post-Closing Deliveries.........................................................................4

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS...........................................5
         3.1      Organization....................................................................................5
         3.2      Authority Relative to this Agreement............................................................5
         3.3      Consents and Approvals..........................................................................5
         3.4      No Violation....................................................................................5
         3.5      Litigation......................................................................................6
         3.6      Compliance with Laws............................................................................6
         3.7      Financial Statements............................................................................6
         3.8      Purchased Assets................................................................................6
         3.9      Intellectual Property...........................................................................6
         3.10     Inventories.....................................................................................7
         3.11     Environmental Compliance........................................................................7
         3.12     Contracts.......................................................................................7
         3.13     Material Changes................................................................................7
         3.14     Operation of Business...........................................................................8
         3.15     Knowledge.......................................................................................9
         3.16     Representations and Warranties..................................................................9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT......................................................9
         4.1      Organization....................................................................................9
         4.2      Capitalization of the Parent...................................................................10
         4.3      Authority Relative to this Agreement...........................................................10
         4.4      Consents and Approvals.........................................................................10
         4.5      No Violation...................................................................................10
         4.6      Not an Investment Company......................................................................10
         4.7      Financial Statements...........................................................................10
         4.8      Parent Common Stock............................................................................11
         4.9      PPM............................................................................................11

ARTICLE 5 ADDITIONAL AGREEMENTS AND COVENANTS....................................................................11
         5.1      Taxes..........................................................................................11
         5.2      Public Announcements...........................................................................12




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
         5.3      Further Assurances.............................................................................12
         5.4      Preservation of Business Records...............................................................12
         5.5      Confidentiality................................................................................13
         5.6      Covenant Not to Compete........................................................................13
         5.7      Corporate Name.................................................................................14
         5.8      Limitation on Assignments......................................................................14
         5.9      Post-Closing Operational Status................................................................14
         5.10     ...............................................................................................14

ARTICLE 6 INDEMNIFICATION AND LIMITATIONS ON LIABILITY...........................................................17
         6.1      Survival.......................................................................................17
         6.2      Indemnity by Seller and the Members............................................................17
         6.3      Set-off Rights of Buyer........................................................................18
         6.4      Indemnity by Buyer.............................................................................18
         6.5      Procedures for Indemnification.................................................................19
         6.6      Subrogation....................................................................................20

ARTICLE 7 MISCELLANEOUS..........................................................................................20
         7.1      Expenses.......................................................................................20
         7.2      Notices........................................................................................20
         7.3      Entire Agreement...............................................................................20
         7.4      GOVERNING LAW..................................................................................21
         7.5      Headings.......................................................................................21
         7.6      Assignability..................................................................................21
         7.7      No Third Party Beneficiaries...................................................................21
         7.8      Severability...................................................................................21
         7.9      Equitable Relief...............................................................................21
         7.10     Counterparts...................................................................................21

                                    EXHIBITS



                              DISCLOSURE SCHEDULE

Section                                   Description                                                   Page
-------                                   -----------                                                   ----
  No.
  ---

    3.03                                 Consents and Approvals                                           4

    3.05                                 Litigation                                                       5

    3.06                                 Compliance with Laws                                             5

    3.08                                 Purchased Assets                                                 6

    3.11                                 Environmental Compliance                                         6

    3.12                                 Assumed Contracts                                                7

    3.13                                 Conduct of Business                                              7

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of June 30, 1998, by and among BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC., a Delaware corporation ("Parent"), COGENT, INC., an Arizona corporation and a wholly owned subsidiary of Parent ("Buyer"), COGENT TECHNOLOGIES, LLC, an Arizona limited liability company ("Seller"), and ALL THE UNDERSIGNED HOLDERS OF ALL OF THE OUTSTANDING MEMBERSHIP INTERESTS (the "Members").

                                R E C I T A L S

         WHEREAS, Seller is engaged in the business of providing information technology consulting services to commercial customers (the "Business"); and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets used or held for use by Seller in the Business;

         NOW, THEREFORE, for and in consideration of the premises and the covenants herein contained and the benefits to be derived herefrom, the parties hereby agree as follows:

                                   ARTICLE 1

                               PURCHASE AND SALE

         1.1 Purchase and Sale of Assets. Subject to the terms and conditions contained herein and simultaneously with the execution of this Agreement, Buyer is purchasing from Seller, and Seller is selling to Buyer, all of the right, title and interest of Seller in and to the following assets (the "Purchased Assets"):

                  (a) Tangible Personal Property. All tangible personal property (including equipment, machinery, tools, appliances, implements, spare parts, instruments, furniture and supplies) owned by the Seller ("Tangible Personal Property"), including, without limitation, the Tangible Personal Property described Exhibit 1.1(a);

                  (b) Personal Property Leases. Seller's rights in, to and under all leases of equipment, machinery, tools, appliances, implements, spare parts, instruments, furniture, supplies, and other items of tangible personal property ("Personal Property Leases") which are set forth on Exhibit 1.1(b);

                  (c) Assumed Contracts. Seller's rights in, to and under all contracts, agreements, insurance policies, purchase orders and commitments which are set forth on Exhibit 1.1(c), together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of the Seller with respect to any of the foregoing (the "Assumed Contracts");

                  (d) Real Property Leases. The leasehold estates created by, and all rights conferred on the Seller under or by virtue of, all real property lease agreements (such real property lease agreements are hereinafter referred to as "Real Property Leases" and the parcels of real property in which the Seller has a leasehold interest and that are subject to the Real Property Leases are hereinafter referred to as "Leased Property"), which are set forth on Exhibit 1.1(d), and any and all estates, rights, titles and interests in, to and under all warehouses, storage facilities, buildings, works, structures, fixtures, landings, constructions in progress, improvements, betterments, installations and additions constructed or located on or attached or affixed to the Leased Property;

                  (e) Business Records. All books and records of the Seller wherever located, including without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, accounting and financial records, sales and property tax records and returns, sales records, customer and supplier data, blueprints, specifications, plats, maps, surveys, building and machinery diagrams, maintenance records, personnel and labor relation records, real estate records, construction records, environmental records and returns, files, papers, books and all other public and confidential business records (together the "Business Records"), whether such Business Records are in hard copy form or are electronically or magnetically stored, excluding only the Seller's income tax records and returns, its corporate minute book and stock records;

                  (f) Licenses. To the extent assignable, all franchises, licenses, permits, certificates, approvals and other authorizations from governmental authorities, software developers, manufacturers or other persons which have been received by Seller relating to any of the Purchased Assets (the "Licenses"), a complete and correct list of which is set forth on Exhibit 1.1(f);

                  (g) Proprietary Rights. All (i) United States and foreign patents, patent applications, trademarks, trademark applications and registrations, trade dress, brand names, logos, service marks, service mark applications and registrations, copyrights, copyright applications and registrations and trade names, fictitious names and assumed names of the Seller including, without limitation, all such rights described on Exhibit 1.1(g); (ii) proprietary data and technical, manufacturing know-how and information (and all materials embodying such information) of the Seller; (iii) developments, discoveries, inventions, ideas and trade secrets of the Seller; (iv) client lists, marketing plans, business plans, and client information; and (v) covenants by others not to compete, rights and privileges of the Seller used in the conduct of its Business, rights to exclusive use and rights to sue for past infringement with respect to any item described in this Section 1.1(g) (all of the foregoing, collectively, "Proprietary Rights");

                  (h) Computers and Related Rights. All right, title and interest of the Seller in computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used by the Seller in the operation of such computer equipment and hardware, including, without limitation, all software, all of the Seller's rights under any licenses related to the Seller's use, at any time, of such computer equipment, hardware or software, and all leases pursuant to which Seller leases any computer equipment;

                  (i) Inventory. All of the inventory owned by the Seller ("Inventory");

                  (j) Telephone Numbers. All of the Seller's right, title and interest in, to and under all telephone numbers used by the Seller and its employees, including all extensions thereto;

                  (k) Certain Rights of the Seller. All rights in, to and under all representations, warranties, covenants, guaranties made or provided by third parties to or for the benefit of the Seller with respect to any of the other Purchased Assets and all rights, privileges, claims, causes of action and options of the Seller relating to the Purchased Assets;

                  (l) Prepaid Items. All of the Seller's prepaid expenses, prepaid insurance, deposits and other similar items ("Prepaid Items"), a correct and complete list of which items is attached as Exhibit 1.1(l);

                  (m) Goodwill. All goodwill with respect to the Business and operations of the Seller;

                  (n) Cash. All cash and cash equivalents; and

                  (o) Accounts Receivable. All accounts receivable or other rights to receive payment owing to Seller.

         1.2 Excluded Assets. Notwithstanding Section 1.1 hereof, the Purchase Price and the assets listed on Exhibit 1.2 (the "Excluded Assets") are not included in the Purchased Assets even though they might be deemed to be used, or held for use, in connection with the Business.

         1.3 Obligations Assumed. As part of the consideration for the Purchased Assets, Buyer hereby assumes and agrees to pay and perform when required all of the obligations and liabilities of Seller relating to the business of Seller, arising under any contract or otherwise, (i) which are not paid or discharged on or prior to the Closing Date (defined below) and/or (ii) which accrue after the Closing Date with respect to the Purchased Assets including, but not limited to, the obligations and liabilities under the Personal Property Leases, the Assumed Contracts, the Real Property Leases and the Licenses; provided, however, Seller and Members represent and warrant that
(x) the Debt of Seller on July 8, 1998 (not giving effect to the transactions contemplated by this Agreement) does not exceed the Debt of Seller as shown on Seller's balance sheet dated as of May 31, 1998 (the "Reference Balance Sheet") and (y) Seller's Net Working Capital on July 8, 1998 (not giving effect to the transactions contemplated by this Agreement) is not less than Seller's Net Working Capital as shown on the Reference Balance Sheet. For purposes of this Agreement, "Debt" means current and non-current portions of long-term debt of Seller, current and non-current portions of capital leases and pre-payment penalties, and "Net Working Capital" means the current assets of Seller minus the current liabilities of Seller, all as determined under generally accepted accounting principals ("GAAP"), consistently applied.

         1.4 Closing. The Closing (the "Closing") shall occur on the date hereof (the "Closing Date") immediately following the execution of this Agreement, at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas. Closing documents will be delivered through the use of the mail or other delivery services. No parties are required to be in attendance at the Closing. The parties may agree in writing on another date, time or place for the Closing. At the Closing, the parties will deliver or cause to be delivered the items described in Article 2 below.

         1.5 Purchase Price. In consideration of the delivery of the Purchased Assets, Parent and Buyer jointly and severally agree to pay and deliver to Seller an amount (the "Purchase Price") equal to 35% of the product obtained by multiplying Parent's P/E Ratio times Buyer's net income after taxes for the period from October 1, 1998 through September 30, 1999 (the "Valuation Period"). For purposes of determining the Purchase Price, (i) Buyer's net income after taxes shall be determined in accordance with generally accepted accounting principals consistently applied, and (ii) Parent's P/E Ratio shall be equal to the Market Price (defined below) divided by earnings as reported in Parent's third-quarter 1999 Form 10-Q; provided that such quarterly earnings shall be "annualized" for purposes of determining Parent's P/E Ratio through multiplication by four.

         1.6      Payment of Purchase Price.

                  (a) At the Closing, Parent and Buyer shall pay and deliver to the Escrow Agent (defined below) in accordance with Section 2.1 hereof $250,000 in cash (the "Closing Consideration") for delivery to Seller in accordance with this Agreement and the terms of the Escrow Agreement; and

                  (b) Within 60 days following the end of the Valuation Period, Parent and Buyer shall pay and deliver to Seller the remainder of the Purchase Price (the "Post-Closing Consideration"), payable in cash and validly issued fully paid and nonassessable shares of Parent common stock, par value $.001 per share ("Parent Common Stock"), such that the aggregate Purchase Price is comprised of 80% Parent Common Stock and 20% cash (including the amount of the Closing Consideration). The Parent Common Stock shall be valued at the average of the closing prices of the Parent Common Stock as reported by NASDAQ during the ninety trading day period ending on and including the day that is five trading days prior to delivery and payment of the Post-Closing Consideration (the "Market Price").

         1.7 Allocation of Purchase Price. Buyer and Seller shall report the allocation of the Purchase Price among the Purchased Assets as provided on
Exhibit 1.7.

                                   ARTICLE 2

                               CLOSING DELIVERIES

         2.1 Escrow. At the Closing, Parent, Buyer, Seller, the Members and William G. Small (the "Escrow Agent") will execute an escrow agreement (the "Escrow Agreement") and the parties will deliver or cause to be delivered into escrow the items described in Sections 2.2 and 2.3 below to be held in escrow until the earlier of (i) release from escrow and consummation of the acquisition of the Purchased Assets upon delivery of additional items to the Escrow Agent pursuant to Section 2.4 below, (ii) release in accordance with joint written instructions from Parent and Seller to the Escrow Agent, or (iii) return of each item from escrow to the party who delivered such item into escrow 20 days following July 7, 1998. In the event of the release or return of escrowed items pursuant to clause (iii) above, this Agreement shall be deemed terminated in all respects.

         2.2 Deliveries by Seller. Simultaneously with the execution of this Agreement, Seller is delivering to the Escrow Agent the following:

                  (a) A bill of sale, assignment and assumption agreement executed by Seller conveying all of the Purchased Assets to Buyer;

                  (b) Employment agreements between Buyer and each of the Members; and

                  (c) Any other documents, certificates, instruments, agreements and writings required to be delivered by Seller at the Closing pursuant to this Agreement and such conveyances and instruments as may be necessary or appropriate to convey the Purchased Assets to Buyer.

         2.3 Deliveries by Buyer. Simultaneously with the execution of this Agreement, Buyer is delivering the Escrow Agent the following:

                  (a) The Closing Consideration in the manner set forth in
         Section 1.5;

                  (b) A bill of sale, assignment and assumption agreement executed by Buyer under which Buyer will assume and agree to pay and perform when required all of the obligations and liabilities of Seller relating to the business of Seller, arising under any contract or otherwise and/or (i) which are not paid or discharged on or prior to the Closing Date, (ii) which accrue after the Closing Date with respect to the Purchased Assets including, but not limited to, the obligations and liabilities under the Personal Property Leases, the Assumed Contracts, the Real Property Leases and the Licenses;

                  (c) A legal opinion of Chamberlain, Hrdlicka, White, Williams & Martin, counsel to Buyer;

                  (d) Employment agreements between Buyer and each of the Members; and

                  (e) The other documents, instruments and writings required to be delivered by Buyer at the Closing pursuant to this Agreement or otherwise required in connection herewith.

         2.4 Release From Escrow. Upon the delivery to Escrow Agent by Buyer of the following items, all conditions for purchase of the Purchased Assets as contemplated by this Agreement shall be deemed satisfied and Escrow Agent shall deliver the Closing Consideration to Seller and release all documents to Buyer and Seller in accordance with the Escrow Agreement:

                  (a) a legal opinion of Snell & Wilmer, counsel to Seller, in substantially the form attached hereto as Exhibit 2.4(a);

                  (b) each of the Required Consents (as defined in Section 3.3 below); and

                  (c) a certificate in substantially the form attached hereto as Exhibit 2.4(c) executed by an officer of Seller representing and warranting that all Required Consents have been delivered,


                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                          SELLER AND THE SHAREHOLDERS

         Seller and the Members represent and warrant to Buyer and Parent as set forth below:

         3.1 Organization. Seller (i) is a limited liability company duly organized and validly existing under the laws of the State of Arizona, (ii) has the requisite corporate power to own, lease and operate its properties and conduct its business as it is presently being conducted, and (iii) is duly qualified to conduct business in Arizona and in each state where the ownership of its assets or the conduct of its business requires qualification.

         3.2 Authority Relative to this Agreement. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Seller and no other limited liability company proceedings on the part of Seller are necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         3.3 Consents and Approvals. The execution and delivery of this Agreement by Seller, and performance by Seller of its obligations hereunder, do not require Seller to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any third party or any court, administrative agency or other governmental or regulatory authority or any other Person, except (i) as disclosed in Section
3.3 of the Disclosure Schedule previously provided to the Parent and Buyer by the Seller (the "Disclosure Schedule"). Such consents, waivers, approvals, exemptions, authorizations or other actions required but not delivered to Parent and Buyer on the Closing Date shall be the "Required Consents." "Person" shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof).

         3.4 No Violation. Assuming all consents, approvals, waivers, exemptions, authorizations and other actions described in Section 3.3 of the Disclosure Schedule have been obtained or taken, the execution and delivery of this Agreement by Seller, and the performance by Seller of its obligations hereunder, do not (i) conflict with or result in a breach of the articles of organization, operating agreement, regulations or other corporate governance document relating to Seller, if any; (ii) result in the imposition of any mortgage, pledge, lien, charge, security interest or other encumbrance (a "Lien") on the Purchased Assets; (iii) result in, or constitute an event which with the passage of time or giving of notice would be, a breach, violation or default (or give rise to any right of termination, cancellation or acceleration) under any material contract or agreement to which Seller is a party or is bound; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, in each such case ((i), (ii), (iii) and (iv) above) where such breach, violation, conflict, default or Lien could reasonably be expected to have a Material Adverse Effect on the business comprising the Purchased Assets (the "Purchased Business"). The term "Material Adverse Effect" or "Material Adverse Change" shall mean an adverse effect on or change of the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of the Seller in an amount of $35,000.00 or more.

         3.5 Litigation. Except as set forth in Section 3.5 of the Disclosure Schedule, (i) there are no actions, suits, claims, arbitration proceedings or governmental investigations or inquiries pending or threatened to the knowledge of Seller or the Members, (A) against Seller or any of its affiliates seeking to prevent or delay the consummation of the transactions contemplated hereby, or (B) against Seller or its managers, officers, directors or employees which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchased Business, and (ii) there are no judgments, decrees, injunctions, orders or consent orders of any court, governmental authority or arbitrator issued in any proceeding to which Seller or any of the Members is or was a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchased Business.

         3.6 Compliance with Laws. Except as set forth in Section 3.6 of the Disclosure Schedule, (i) Seller is in compliance with all laws, ordinances, regulations, orders, judgments and decrees applicable to the operation of the Purchased Assets as currently operated, where the failure to be in such compliance, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Business; and (ii) neither Seller nor any of the Members has received any notice of, or citation for, any violation of any law, regulation or order which has not been resolved, which notice or citation relates to the ownership or operation of the Purchased Assets and the violation of which law, regulation or order could reasonably be expected to have a Material Adverse Effect on the Purchased Business.

         3.7 Financial Statements. Seller has delivered to Buyer copies of the following financial statements of Seller: (i) a balance sheet as of December 31, 1997 and for the twelve month period ended December 31, 1997; (ii) a balance sheet as of May 31, 1998 ("Balance Sheet Date"); and (iii) an income statement for the five month period ended May 31, 1998. (Such financial statements are collectively referred to herein as the "Financial Statements".) Except as set forth in the notes to such financial statements, such financial statements have been prepared from Seller's records in accordance with GAAP consistently applied throughout the periods involved. The Financial Statements fairly present, in all material respects, the financial condition of Seller as of the dates indicated therein and the results of its operations for the periods indicated therein except as reflected in the notes thereto. Seller does not have any liabilities or obligations of a type that should be included in or reflected in such financial statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in such financial statements.

         3.8 Purchased Assets. The Purchased Assets and the Excluded Assets constitute all of the assets used or held for use by Seller in the conduct of the Business. Seller has marketable title to all Purchased Assets, and all such property is owned free and clear of any Lien, except as set forth on Section
3.8 of the Disclosure Schedules. Except as set forth on Section 3.8 of the Disclosure Schedule, to the best knowledge of Seller and the Members each item of tangible personal property included in the Purchased Assets is in good operating condition and repair, normal wear and tear excepted.

         3.9 Intellectual Property. Neither Seller nor the Members has received or is aware of any notice from any Person pertaining to or challenging the right of Seller to use any of the patents, trademarks, service marks, trade names, copyrights, other proprietary intellectual property rights and applications for registration and registrations thereof that are used or held for use in the Purchased Business (the "Intellectual Property"). Seller owns the Intellectual Property free and clear of Liens. To the knowledge of Seller and Members, (i) the Intellectual Property does not infringe upon and is free of conflict with the rights of any other Person, trade name or trademark of another and (ii) the conduct of the Purchased Business does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of others.

         3.10 Inventories. All items of inventory included in the Purchased Assets are merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the ordinary course of business as first quality goods, and none of such items is obsolete or below standard quality.

         3.11 Environmental Compliance. To the knowledge of Seller and the Members except as set forth in Section 3.11 of the Disclosure Schedule,

                  (a) the operation of the tangible personal property included in the Purchased Assets does not involve the use of any material, pollutant, or waste regulated as of the date hereof under any applicable federal, state, local or foreign law, statute, ordinance, regulation, rule, order, requirement or agreement with any governmental authority in effect in any and all jurisdictions in which the Purchased Assets are located relating to the protection, preservation or restoration of the environment or conserving or protecting the environment, wildlife, or natural resources ("Hazardous Materials"); and

                  (b) there is no proceeding pending against Seller or Members or any of their affiliates by any federal, state, foreign or local court, tribunal, administrative agency, department, commission, board, or other authority or instrumentality with respect to the presence or release of any Hazardous Materials from real property currently or previously owned, leased or used, and which relate to the Purchased Assets.

         3.12 Contracts. Section 3.12 of the Disclosure Schedule lists all contracts or other arrangements relating to the Business or the Purchased Assets to which the Seller is a party or to which its assets are bound. Except as set forth in Section 3.12 of the Disclosure Schedule, each of the above-described contracts is in full force and effect and there is no breach or default (or any event which, with the giving of notice or lapse of time or both, would be a breach or default) by Seller, or to the knowledge of Seller or Members, any other party under any such contract and, to the knowledge of Seller or Members, there are no facts or circumstances which make such a breach or default likely to occur subsequent to the date hereof.

         3.13 Material Changes. Except as specifically set forth on Schedule
3.13 of the Disclosure Schedule, since the Balance Sheet Date, there has not been:

                  (a) any change in the Seller's Articles of Organization;

                  (b) any Material Adverse Change of any nature whatsoever in the financial condition, assets, liabilities (contingent or otherwise), income, Business or prospects of the Seller;

                  (c) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or Business of the Seller;

                  (d) any change in the authorized capital of the Seller or in its securities outstanding or any change in its ownership interests;

                  (e) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Seller;

                  (f) any contract or commitment entered into by the Seller or any incurrence by the Seller or agreement by the Seller or Members to incur any liability or make any capital expenditures in excess of $5,000, except in the normal course of business;

                  (g) any work interruptions, labor grievances or claims filed, proposed law or regulation (the existence of which is known to the Members) or any event or condition of any character effecting a Material Adverse Change in the Purchased Business or future prospects of the Seller;

                  (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Seller, including, without limitation, any indebtedness or obligation of the Members or any of their affiliates;

                  (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of the Seller or requiring consent of any party to the transfer and assignment of any such assets, properties or rights;

                  (j) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of the Seller;

                  (k) any negotiation for the acquisition of any business or start-up of any new business;

                  (l) any merger or consolidation or agreement to merge or consolidate with or into any other corporation (except the transactions contemplated by this Agreement);

                  (m) any waiver of any material rights or claims of the Seller;

                  (n) any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which the Seller is a party;

                  (o) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of the Balance Sheet Date, current liabilities incurred since the Balance Sheet Date in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; or

                  (p) any transaction by the Seller outside the ordinary course of its business or prohibited hereunder.

         3.14 Operation of Business. Except as set forth in Schedule 3.14 of the Disclosure Schedule:

                  (a) From the Balance Sheet Date until the date hereof, Seller and each of the Members has:

                           (i) used all reasonable efforts to maintain its
                  assets in their present state of repair, ordinary wear and tear excepted, to preserve the Business and relationships with its customers, suppliers, employees and other Persons having business relationships with the Business; and

                           (ii) operated the Business in the ordinary course
                  consistent with prior practice except as otherwise provided by this Agreement.

                  (b) From the Balance Sheet Date to the date hereof, neither Seller nor any of the Members has taken any of the following actions in respect of the operation of the Business:

                           (i) disposed of or encumbered, or entered into any
                  agreement to sell or transfer, directly or indirectly, any assets except sales and consumption of inventory in the ordinary course of business;

                           (ii) increased in any manner compensation or
                  benefits of any employees, officers or directors, stockholders, consultants or agents of the Seller, except any increase made in the ordinary course of business under existing employment contracts or policies;

                           (iii) increased, terminated, amended or otherwise
                  modified any plan for the benefit of any employee of Seller;

                           (iv) paid or agreed to pay any pension, retirement
                  allowance, severance or other employee benefit not required under any existing plan to any employee of Seller;

                           (v) entered into, extended, renewed, modified or
                  canceled any agreements, leases, commitments or contracts, except as required in the ordinary course of business;

                           (vi) implemented any price discount or extended
                  payment terms or other incentives except routine transactions in the ordinary course of business;

                           (vii) mortgaged, pledged or subjected to any Lien
                  any of the Purchased Assets;

                           (viii) waived any material rights or privileges it
                  may have under, or amended in any respect, any contract included in the Purchased Assets;

                           (ix) maintained its books of account other than in
                  the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices; or

                           (x) acquired any assets that would be included in
                  the Purchased Assets except in the ordinary course of business.

         3.15 Knowledge. Knowledge, when used in this Agreement in connection with the Members and/or Seller means that actual knowledge of each of the Members.

         3.16 Representations and Warranties. The representations and warranties of Seller and the Members set forth in this Agreement and the Disclosure Schedule do not contain a misstatement of material fact nor omit to state a potential fact required to make statements contained therein not misleading.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         Buyer represents and warrants to Seller and the Members as set forth below:

         4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Arizona. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

         4.2 Capitalization of the Parent. The total authorized capital stock of Parent is as set forth and described in Parent's Confidential Private Placement Memorandum ("PPM") delivered to Members in connection with the transactions contemplated by this Agreement. The outstanding shares of Parent Common Stock have been duly and validly issued and are fully paid and non-assessable.

         4.3 Authority Relative to this Agreement. Buyer and Parent each have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary. The execution and delivery of this Agreement by Parent has been duly authorized by all necessary corporate action on the part of Parent. The consummation of the transactions contemplated hereby has been duly authorized by corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary other than the mere authorization of the Board of Directors of Parent with respect to the specific number of shares of Parent Common Stock to be issued upon determination of the amount of the Post Closing Consideration pursuant to Section 1.6. This Agreement has been duly executed and delivered by each of Buyer and Parent and constitutes a legal, valid and binding obligation of both Buyer and Parent enforceable against each of Buyer and Parent in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         4.4 Consents and Approvals. Except as set forth in Section 4.4 of the Disclosure Schedule, the execution and delivery by Buyer and Parent of this Agreement, and performance by Buyer and Parent of their obligations hereunder, do not require Buyer or Parent to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any third party or any court, administrative agency or other governmental or regulatory authority or any other Person, except where failure to obtain such consents, waivers, approvals, exemptions, authorizations or actions, make such filings or give such notices could not reasonably be expected to effect a Material Adverse Change in the ability of Buyer or Parent to perform any of their material obligations hereunder.

         4.5 No Violation. Assuming all consents, approvals, waivers, exemptions, authorizations and other actions described in Section 4.4 of the Disclosure Schedule have been obtained or taken, the execution and delivery of this Agreement by Buyer and Parent, and the performance by Buyer or Parent of their obligations hereunder, do not (i) conflict with or result in a breach of the charter or bylaws of Buyer or Parent, respectively, or (ii) violate, or conflict with, or constitute a default under, or result in the creation or imposition of any Lien upon the properties or assets of Buyer or Parent under any mortgage, indenture, agreement, judgment, decree or court order to which either of them is a party or by which any of the assets of Buyer or Parent are bound, which violation, conflict, default or Lien could reasonably be expected to adversely affect the ability of Buyer or Parent to perform their obligations under this Agreement.

         4.6 Not an Investment Company. The Parent is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.7 Financial Statements. The Parent has provided certain financial statements to the Members in the PPM ("Parent Financial Statements") and such Parent Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated financial position, results of operations and cash flows of the Parent and its then existing consolidated subsidiaries as of the dates and for the periods indicated, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The books and records of the Parent have been kept in reasonable detail and accurately and fairly reflect the transactions of the Parent.

         4.8 Parent Common Stock. The Parent Common Stock will be, upon issuance pursuant to this Agreement, validly issued, fully paid, and non-assessable and free and clear of any Liens and will be issued in compliance with federal and state securities laws.

         4.9 PPM. The PPM does not contain any untrue statement of material fact or omit any material fact required to make the statements therein not misleading.

                                   ARTICLE 5

                      ADDITIONAL AGREEMENTS AND COVENANTS

         5.1      Taxes.

                  (a) Seller shall be liable for and shall pay, and pursuant to
         Section 6.2 Seller and the Shareholders shall indemnify Buyer against, all taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods ending at the time of or prior to the Closing and, with respect to any tax period that begins before and ends after the Closing Date (a "Straddle Period"), the portion of such Straddle Period ending at the time of the Closing. Buyer shall pay, and pursuant to Section 6.3 shall indemnify Seller against, all taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or period beginning after the Closing and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing. For purposes of this Section 5.1, any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending at the time of the Closing, provided, however, that taxes imposed on a periodic basis shall be allocated on a daily basis.

                  (b) Notwithstanding paragraph (a), any sales tax, motor vehicle tax, excise tax, use tax, real property transfer or gains tax, documentary stamp tax or similar tax attributable to the sale or transfer of the Business or the Purchased Assets shall be paid 0% by Seller and 100% by Buyer. Buyer and Seller each agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns with respect to, such taxes including a resale certificate as provided for under any applicable sales tax law.

                  (c) Buyer or Seller, as the case may be, shall provide reimbursement for any tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 5.1. Not later than 30 days prior to the payment of any said tax, the party paying such tax shall give notice to the other party of the tax payable and the portion that is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder. Each party shall have the right at all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any request.

                  (d) After the Closing, each of Buyer and Seller shall (and cause their respective employees, agents and affiliates to):

                           (i) assist the other party in preparing any tax
                  returns that such other party is responsible for preparing and filing;

                           (ii) cooperate fully in preparing for any audits of,
                  or disputes with taxing authorities regarding, any tax returns relating to the Business or the Purchased Assets;

                           (iii) make available to the other and to any taxing
                  authority as reasonably requested all information, records, and documents relating to taxes relating to the Business or the Purchased Assets;

                           (iv) provide timely notice to the other in writing
                  of any pending or threatened tax audits or assessments relating to the Business or the Purchased Assets for taxable periods for which the other may have a liability under this
                  Section 5.1;

                           (v) furnish the other with copies of all
                  correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

         5.2 Public Announcements. Neither Parent nor Buyer will disclose or deliver any information about the Seller to any third Person without the prior written consent of the Seller except as permitted by this Section 5.2. The Parent and Buyer may disclose pertinent information regarding this Agreement to its existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining financing, including, without limitation, descriptions of this Agreement and the transactions contemplated hereby may be included in the PPM or any private placement memorandum prepared by the Parent or any registration statement filed by the Parent under the Securities Act and in reports filed by the Parent under the Securities Exchange Act of 1934, and this Agreement may be filed as an exhibit to any thereof. The Parent may also make appropriate disclosures of the general nature of this Agreement and the identity, nature and scope of the Seller's operations to prospective acquisition candidates in connection with the Parent's efforts to effect additional acquisitions. Each party will have mutual approval rights with respect to written employee presentations concerning this Agreement. The Members shall be provided the opportunity for prior review and comment with respect to any description of the Purchased Business contained in any press release regarding the execution of this Agreement, and Stockholders shall be provided the opportunity for prior review and comment with respect to any description of the Seller contained in any press release regarding the execution of this Agreement.

         5.3 Further Assurances. Seller and Buyer shall use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to consummate and make effective the purchase and sale of the Purchased Assets pursuant to this Agreement. Seller, Buyer and Parent shall, and shall cause their affiliates, employees and agents, employees and agents to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate more fully to assure to Seller, and its successors or assigns, all of the Excluded Assets intended to be retained by Seller pursuant to this Agreement.

         5.4 Preservation of Business Records. Buyer shall preserve and keep (or cause to be preserved and kept) the Business Records, and Seller shall preserve and keep (or cause to be preserved and kept) its books and records not included in the Purchased Assets, for a period of seven years after the date hereof, and Buyer and Seller shall each grant to the other reasonable access to such Business Records retained by them during such period. In the event Buyer or Seller wishes to destroy Business Records after that time, it shall first give written notice to the other party, and the other party shall have the right at its option, upon prior written notice given to the party providing the initial notice, to take possession of said Business Records as promptly as practicable, but in any event within 90 days after the date of its notice requesting the same.

         5.5 Confidentiality. Except as permitted by Section 5.2, Seller and each of the Members, and its and their affiliates, shall keep confidential all information regarding the Purchased Assets and the Purchased Business, including without limitation, information included in books and records retained by Seller, and will not, without the prior written consent of Buyer and Parent, disclose such information except as required by law or in connection with tax matters or as becomes generally available to and known by the public other than as a result of disclosure by Seller.

         5.6      Covenant Not to Compete.

                  (a) For the considerations specified in this Agreement and in recognition that the covenants by the Members and the Seller in this Section are a material inducement to Parent and Buyer to enter into and perform this Agreement, each Member agrees that for the period (the "Noncompetition Period") from the date hereof to the later to occur of (a) the date which is five (5) years after the Closing Date or (b) the date which is two years following any termination of such Member's employment by Buyer, such Member will not represent, engage in, carry on, or have a financial interest in, directly or indirectly, in any business that directly competes with any of the services or products produced, sold, conducted, developed, or in the process of development by Buyer, Parent or any of their respective affiliates on the date of termination of Employee's employment (including any aspect of the information technology consulting services industry) within a 100 mile radius of the city or county limits of any city or county in the United States or foreign countries where the Buyer, Parent or any of its affiliates maintains an office. For purposes of this Section 5.6, a "financial interest" means any interest, individually, as a member of a partnership or limited liability company, equity owner, shareholder (other than as a shareholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, officer, director, trustee, manager, employee, agent, associate or consultant.

                  (b) Members agree that the limitations set forth herein on Members' rights to compete with Buyer or its affiliates as set forth in clause (a) are reasonable and necessary for the protection of Buyer and its affiliates. In this regard, Members specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on Members' activities specified herein, are reasonable and necessary for the protection of Buyer and its affiliates. Members agree that, in the event that the provisions of this Section should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provision shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

                  (c) If there shall be any violation of the covenant not to compete set forth in Section 5.6(a) above, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such violation continues; and in the event Buyer is required to seek relief from such violation in any court, board of arbitration or tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

                  (d) Members agree that the remedy at law for any breach by Members of this Section 5.6 will be inadequate and that Buyer shall be entitled to injunctive relief.

                  (e) Parent and Buyer agree that if there shall be any material violation of this Agreement or of such Member's respective Employment Agreement with Buyer and/or Parent, or Buyer shall terminate employment under the Employment Agreement without Cause or the Member shall terminate employment under the Employment Agreement for Good Reason, prior to payment in full of the Post-Closing Consideration, Parent and Buyer shall, in addition to all other available remedies, pay immediately upon demand as liquidated damages and not as a penalty, an amount equal to the amount calculated, pursuant to Sections 1.5 and 1.6, as an estimate of the Post Closing Consideration based upon the Buyer's net income per share over the period from October 1, 1998 up to the earlier of the date of the material breach of this Agreement or termination of employment under the Employment Agreement (annualized by multiplying by 365 and dividing by the number of days in such period), except that P/E Ratio shall be divided by annualized earnings reported in the Parent's most recently filed Report on Form 10-Q or 10-K.

         5.7 Corporate Name. Within 60 days after the date hereof, Seller and the Members shall take such action as is necessary to change the name of Seller to remove therefrom the words "Cogent Technologies, LLC" or any word or expression similar thereto.

         5.8 Limitation on Assignments. Notwithstanding anything herein contained to the contrary, this Agreement shall not constitute nor require an assignment to Buyer of any Contract, License or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof unless and until such consent shall have been obtained. In the case of any such Contract, License or other right which cannot effectively be transferred to Buyer without such consent, the Members and Seller will each use all reasonable efforts to obtain such consent promptly and if such consent is not obtained, Seller and Buyer agree to enter into such reasonable arrangements as may be appropriate to provide Buyer with benefits purported to be vested in Buyer pursuant to the terms of this Agreement had such consent been obtained.

         5.9 Post-Closing Operational Status. Parent and Buyer agree that, prior to payment in full of the Post-Closing Consideration, to the extent consistent with sound business practices and the duty of care owed by Parent's management to its stockholders, Parent and Buyer shall (i) provide Members with authority to operate and manage Buyer in a manner consistent with the prior operations of Seller; (ii) provide such management, accounting, operations, technical, purchasing, human resources, billing and collections, and marketing support resources and personnel as the Members shall reasonably request; (iii) provide such financial support, as reasonably required to support the prudent expansion and growth of the business and geographic coverage of Buyer at an interest rate not to exceed 15% and (iv) not allocate to Buyer any charges for overhead, interest, or other purposes except with respect to services described in this Section and other expenses incurred at the request of the Members. In addition, Parent and Buyer agree that, prior to payment in full of the Post-Closing Consideration, neither any ownership of Buyer nor any assets of Buyer shall be sold and Parent and Buyer shall not, without the written consent of the Members, require Buyer to (i) effect any consolidation, merger, or acquisition of or with any entity or acquire any assets or other business; (ii) relocate to any other state or county; or (iii) file any petition in bankruptcy or under any similar law.

         5.10 Requested Registration. In case the Company shall receive from the Seller or the Members a written request that the Company effect the registration, qualification or compliance with applicable registration provisions of the Securities Act of up to fifty percent (50%) of the shares included in the Post Closing Consideration (the "Registrable Securities") then held by Seller or the Members, the Company will, as soon as practicable, use its commercially reasonable efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as may be reasonably required to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request:

                  (a) The Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 5.10:

                           (i) In any particular jurisdiction in which the
                  Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                           (ii) Prior to November 1, 1999;

                           (iii) If the Company has effected one such
                  registration pursuant to this Section 5.10 and such registration has been declared or ordered effective;

                           (iv) If the Company shall furnish to Seller or the
                  Members, as applicable, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Company it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, or that delay in the filing of any registration statement is necessary in light of a pending corporate development, and that the Company is maintaining a similar policy for any and all registration rights then outstanding, then the Company's obligation to use its commercially reasonable efforts to register, qualify or comply under this Section 5.10 shall be deferred (with respect to any demand for registration hereunder) for a period not to exceed forty-five (45) days from the date of receipt of written request from the Seller or the Members, provided that the Company cannot, pursuant to this Section 5.10(a), delay implementation of a demand for registration more than twice in any 12 month period; or

                           (v) At any time after the Registrable Securities
                  have all become available for resale pursuant to Rule 144 under the Securities Act.

                  Subject to the foregoing clauses (i) through (v), the Company shall file a registration statement covering the Registrable Securities so requested to be registered and shall use its commercially reasonable efforts to cause such Registrable Securities to be registered as soon as practicable after receipt of the request of the Seller or the Members.

                  (b) Underwriters. In the event that a registration pursuant to Section 5.10 is for a registered public offering involving an underwriting, the Company shall have the sole right to select the managing underwriters.

                  (c) One Demand. The Company is obligated to effect only one demand registration pursuant to this Section 5.10.

                  (d) Joinder of Company and other security holders. In any registration requested pursuant to this Section 5.10, the Company shall be entitled to register securities for sale for its own account or for the account of any other holder or holders of Company securities with rights to include their securities in such registration.

                  (e) Parent will cause to be furnished to Seller two conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits) and such number of copies of the preliminary and final prospectuses and any other prospectus filed under Rule 424 as Seller may reasonably request in order to facilitate the sale of such Parent Common Stock. Seller and the Members, as applicable, will comply with all prospectus delivery requirements under the Securities Act. It will be a condition to Parent's obligations to effect registration of such Parent Common Stock that Seller and the Members, as applicable, provide Parent with all material facts including, without limitation, furnishing such certificates, questionnaires, and legal opinions as may be required by Parent concerning the Parent Common Stock to be registered which are reasonably required to be stated in the registration statement or in the prospectus or are otherwise required in connection with the offering.

                  All expenses incurred by Parent or its Affiliates in complying with this Section 5.10, including, without limitation, all registration and filing fees, printing expenses, and fees and disbursements of counsel for Parent and its affiliates, are herein called Registration Expenses. All selling commissions applicable to the sales of the Parent Common Stock and all fees and disbursements of counsel for Seller and the Members are herein called Selling Expenses.

                  Parent will pay all Registration Expenses in connection with registration pursuant to this Section 5.10. All Selling Expenses in connection with such registration will be borne by Seller and the Members.

         5.11 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep the Seller and each Member (as applicable) advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense, the Company will:

                  (a) Subject to Section 5.10(a), prepare and file with the Commission a registration statement with respect to such securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective for at least ninety (90) days or until the distribution described in the Registration Statement has been completed;

                  (b) Furnish to each underwriter such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such underwriter may reasonably request in order to facilitate the public sale of the shares by such underwriter, and promptly furnish to each underwriter, the Seller and each Member (as applicable) notice of any stop-order or similar notice issued by the Commission or any state agency charged with the regulation of securities; and

                  (c) Use its commercially reasonable efforts to cause all Registrable Securities included in such registration to be listed or authorized for inclusion on each securities exchange or similar trading system on which similar securities issued by the Company are then listed or authorized for trading.

         5.12 Indemnification. Parent agrees to indemnify and hold harmless (or if indemnification is held by a court of competent jurisdiction to be unavailable, to contribute to the amount paid or payable by) Seller and the Members holding Parent Common Stock included as part of any registration statement filed pursuant to this Section 5.12 against any losses, claims, damages, or liabilities (or actions in respect thereof), to which Seller and the Members may be subject under the Securities Act or any other statute or common law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, or any amendment or supplement thereto, or any other document used to sell these securities, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it was made, not misleading, or (iii) any violation by Parent of the Securities Act or any Blue Sky law, or any rule or regulation promulgated under the Securities Act or any Blue Sky law, or any other law, applicable to Parent in connection with such registration, qualification, or compliance, and will reimburse Seller and the Members for any legal or other expenses reasonably incurred by them in connection with defending such loss, claim, damage, liability, or action; provided, however, that Parent will not be liable to any holder in such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon (a) any untrue statement or omission made in such registration statement, or amendment or supplement thereto, or any document, in reliance upon and in conformity with information furnished to Parent by Seller or the Members, including, but not limited to, any information disclosed as part of the representations and warranties contained herein; or (b) any untrue statement or alleged untrue statement of a material fact contained in, or any omission or alleged omission of material fact from, a registration statement if
(x) such registration statement had been later amended or supplemented in a manner that would correct the untrue statement or alleged untrue statement, omission or alleged omission, which is the basis of the loss, liability, claim, damage, or expense for which indemnification is sought, (y) a copy of such amendment or supplement had been provided to Seller and the Members (as applicable) and had not been sent to or given to a purchaser at or prior to confirmation of sale to such purchaser and Seller or the Members, shall have been under an obligation to deliver such amendment or supplement, and (z) there would have been no such liability but for such failure to deliver such prospectus by Seller or the Members.

                                   ARTICLE 6

                  INDEMNIFICATION AND LIMITATIONS ON LIABILITY

         6.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive after the date hereof to the extent provided herein. The representations and warranties of Seller and Members herein other than those of Seller and Members in Sections 3.1, 3.2 and 3.8 shall survive for a period of 24 months after the date hereof and the representations and warranties of Seller contained in Sections 3.1, 3.2 and 3.8, shall survive for the maximum period permitted by applicable law. The representations and warranties of Buyer and Parent herein other than those of Buyer and Parent in Sections 4.1 and 4.2 shall survive for a period of 24 months after the date hereof and the representations and warranties of Buyer contained in Sections 4.1 and 4.2 shall survive for the maximum period permitted by applicable law. The periods of survival of the representations and warranties as stated above in this Section
6.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

         6.2 Indemnity by Seller and the Members. Subject to the provisions of Sections 6.1 and 6.4, Seller and the Members, jointly and severally, shall indemnify, save and hold harmless Buyer and Parent, and any of their assigns (including lenders) and all of its shareholders, officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "Buyer Indemnified Parties") from and against any and all damages, liabilities, losses', loss of value (including the value of adverse effects on cash flow or earnings), claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

                  (a) the breach of any covenant of Seller or Member or the failure by Seller or Members to perform any of their obligations contained herein;

                  (b) any inaccuracy in or breach of any representation or warranty of Seller or Member contained herein;

                  (c) any liability or obligation, fixed or contingent, direct or indirect, known or unknown, of Seller other than those specifically assumed by Buyer pursuant to Section 1.3; and

                  (d) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the date hereof and involving or related to the assets, properties, business or operations now or previously owned or operated by Seller and not included in the Purchased Assets except as disclosed in the Financial Statements or the Disclosure Schedule.

Buyer Indemnified Parties shall be entitled to indemnification pursuant to this Agreement only if the aggregate Losses incurred or sustained by all Buyer Indemnified Parties exceed $35,000. In the event that the aggregate Losses incurred or sustained by all Buyer Indemnified Parties exceed $35,000, then the Buyer Indemnified Parties shall be entitled to indemnification for all such Losses exceeding $35,000; provided, however, that the aggregate Losses paid to the Buyer Indemnified Parties hereunder shall not exceed the Purchase Price. The foregoing indemnities shall not limit or otherwise adversely affect the indemnity rights of the Seller Indemnified Parties for Losses under Section 6.4.

         6.3 Set-off Rights of Buyer. At the election of Buyer or Parent, losses payable to the Buyer Indemnified Parties hereunder shall be set-off against and shall reduce payments, if any, to be made by Buyer or Parent to Seller or the Members pursuant to this Agreement including, without limitation the Post-Closing Consideration, on a dollar-for-dollar basis. If Parent or Buyer elect to set-off under this Section 6.3, Parent or Buyer shall notify the Members of its intention to set-off amounts it believes in good faith are subject to indemnification by providing the Members with a written certificate signed by a Vice President or other Executive Officer of Parent, which briefly sets forth the basis of the claim and also recites an estimate, determined in good faith, of the amount Parent intends to set-off. Parent shall not withhold any more than 100% of the amount that Parent determines in good faith should be necessary to satisfy such claim. If the Members dispute a claim asserted hereunder, the Members shall deliver written notice of such dispute to Parent within 30 days. The parties shall negotiate the dispute in good faith. If the matter is not resolved within 30 days of Parent's receipt of notice of the dispute, the resolution of such claim shall be made in accordance with a binding arbitration proceeding conducted pursuant to the rules of the American Arbitration Association in Phoenix, Arizona.

         6.4 Indemnity by Buyer. Subject to the provisions of Sections 6.1 and 6.4, Buyer shall indemnify, save and hold harmless Seller and the Members and their respective heirs, legal representatives, successors and assigns from and against all Losses arising from, out of or in any manner connected with or based on:

                  (a) any breach of any covenant of Buyer or the failure by Buyer to perform any of its obligations contained herein;

                  (b) any inaccuracy in or breach of any representation or warranty of Buyer contained herein;

                  (c) any act, omission, event, occurrence, condition or circumstance occurring or existing at any time after (but not on or before) the date hereof and involving or relating to the Purchased Assets or the Business; and

                  (d) the obligations and liabilities of Seller assumed by Buyer under Section 1.3.

Seller Indemnified Parties shall be entitled to indemnification pursuant to this Agreement only if the aggregate Losses incurred or sustained by all Seller Indemnified Parties exceed $35,000. In the event that the aggregate Losses incurred or sustained by all Seller Indemnified Parties exceed $35,000, then the Seller Indemnified Parties shall be entitled to indemnification for all such Losses exceeding $35,000; provided, however, that the aggregate Losses paid to the Seller Indemnified Parties hereunder shall not exceed the Purchase Price. The foregoing indemnities shall not limit or otherwise adversely affect the indemnity rights of of the Buyer Indemnified Parties for Losses under
Section 6.2.

         6.5      Procedures for Indemnification.

                  (a) The party (the "Indemnified Party") that may be entitled to indemnity hereunder shall give prompt notice to the party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this Section 6.5(a) shall relieve the Indemnifying Party of its obligations under this Article 6 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

                  (b) Buyer shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that (i) Seller shall at all times have the right, at its option, to participate fully therein, and (ii) if Buyer does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, Seller shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

                  (c) The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a Buyer Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on 10 days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the Purchased Business or other operations of Buyer and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer that the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of the Settlement Notice to the Indemnified Party, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

                  (d) The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

         6.6 Subrogation. Each Indemnifying Party hereby waives for itself and its affiliates any rights to subrogation against any Indemnified Party or its insurers for Losses arising from any third-party claims for which it is liable or against which it indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its, his or her insurers.

                                   ARTICLE 7

                                 MISCELLANEOUS

         7.1 Expenses. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller or Buyer, as the case may be, depending upon which party incurred such costs and expenses; provided, however, that any and all costs and expenses incurred that relate to Hart-Scott-Rodino filings shall be borne by Parent.

         7.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be given by registered or certified mail (postage prepaid, return receipt requested), by personal delivery or by facsimile transmission, in each case addressed as follows:

         a)       To Buyer:                                   with a copy to:

                  Cogent Acquisition Corp.                    Robert J. Viguet, Jr.
                  c/o BrightStar Information                  Chamberlain, Hrdlicka, White,
                    Technology Group, Inc.                    Williams & Martin
                  10375 Richmond Avenue, Suite 1620           1200 Smith Street, Suite 1400
                  Houston, Texas  77042                       Houston, Texas  77002
                  Attn:  President                            Telecopy:  (713) 658-2553
                  Telecopy:  (713) 361-2501

         b)       To Seller:                                  with a copy to:

                  Cogent Technologies, LLC                    Snell & Wilmer
                  2415 East Camelback Road, Suite 700         One Arizona Center
                  Phoenix, Arizona 85016                      Phoenix, Arizona  85004-0001
                  Attn:  Shawn Tibbitts and Greg Robinson     Attn:  Samuel C. Cowley
                  Telecopy:  (602) 508-6099                   Telecopy:  (602) 382-6321

Any such notice or other communication shall be deemed received on the fifth business day following deposit in the mails or on the date of actual receipt, if earlier; provided that if such communication is received after the close of business on any day it shall be deemed received on the next business day. Any party shall be permitted to change its address for communications by notice to the other as provided herein.

         7.3 Entire Agreement. This Agreement supersedes all prior agreements between the parties (written or oral) and is intended as a complete and exclusive statement of the terms of the Agreement between the parties. This Agreement may be amended only by a written instrument duly executed by the parties.

         7.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

         7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.6 Assignability. No party hereto shall assign this Agreement or any part hereof without the prior written consent of any other party, except that Buyer may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of Parent.; provided, however, that no such assignment shall relieve Buyer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         7.7 No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any Person other than Seller, Buyer or Parent or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

         7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         7.9 Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         7.10 Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by all the parties, and this Agreement shall be binding upon all the parties with the same force and effect as if all the parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                                 By:/s/ DANIEL M. COFALL
                                    ------------------------------------------
                                 Name: Daniel M. Cofall
                                     -----------------------------------------
                                 Title: Chief Financial Officer
                                       ---------------------------------------

                                 COGENT, INC.

                                 By:/s/ DANIEL M. COFALL
                                    ------------------------------------------
                                 Name: Daniel M. Cofall
                                     -----------------------------------------
                                 Title: Chief Financial Officer
                                       ---------------------------------------


                                 COGENT TECHNOLOGIES, LLC

                                 By:/s/ R. SHAWN TIBBITTS
                                    ------------------------------------------
                                 Name: R. Shawn Tibbitts
                                     -----------------------------------------
                                 Title: President, Chief Executive Officer
                                       ---------------------------------------

                                 /s/ R. SHAWN TIBBITTS
                                 ---------------------------------------------
                                 SHAWN TIBBITTS

                                 /s/ GREG ROBINSON
                                 ---------------------------------------------
                                 GREG ROBINSON

                                 EXHIBIT 1.1(a)

                                PURCHASED ASSETS

                                 EXHIBIT 1.1(b)

                            PERSONAL PROPERTY LEASES

                                 EXHIBIT 1.1(c)

                               ASSUMED CONTRACTS

                                 EXHIBIT 1.1(d)

                              REAL PROPERTY LEASES

                                 EXHIBIT 1.1(f)

                                    LICENSES

                                 EXHIBIT 1.1(g)

                               PROPRIETARY RIGHTS

                                 EXHIBIT 1.1(l)

                                    GOODWILL

                                  EXHIBIT 1.2

                             OTHER EXCLUDED ASSETS

                                  EXHIBIT 1.7

                          ALLOCATION OF PURCHASE PRICE


                                      31